Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS RECORD EARNINGS FOR FIRST QUARTER 2019
RUSTON, Louisiana, April 24, 2019 -- Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $14.2 million for the quarter ended March 31, 2019. This represents an increase of $977,000 from the quarter ended December 31, 2018, and an increase of $748,000 from the quarter ended March 31, 2018. Diluted earnings per share for the quarter ended March 31, 2019, was $0.60, up $0.05 from the linked quarter and unchanged from the quarter ended March 31, 2018.
"We are pleased to report another successful quarter, marking a strong start for 2019," said Drake Mills, Chairman, President and CEO of Origin Bancorp, Inc. "Our team continues to execute on our strategies to drive loan and deposit growth, develop trusted relationships and leverage operational efficiencies. Despite deposit pricing pressure, we remain focused on attracting low cost deposits to fund loan growth and we anticipate that our strategy coupled with deposit-gathering incentives for our bankers will help us realize this objective as we move forward into 2019."
First Quarter 2019 Highlights

•
Net income reached a historical quarterly high of $14.2 million for the quarter ended March 31, 2019, compared to $13.2 million for the quarter ended December 31, 2018, and $13.4 million for the quarter ended March 31, 2018.

•
Total loans held for investment were $3.84 billion, an increase of $49.2 million, or 1.3%, from December 31, 2018, and an increase of $592.4 million, or 18.2%, from March 31, 2018. The yield earned on total loans held for investment during the quarter ended March 31, 2019, was 5.28%, compared to 5.17% for the linked quarter and 4.73% for the quarter ended March 31, 2018.

•
Total deposits increased by $115.1 million, or 3.0%, from December 31, 2018, and increased by $317.5 million, or 8.9%, from March 31, 2018. The average rate paid on our interest-bearing deposits was 1.48% compared to 1.31% for the linked quarter and 0.90% for the quarter ended March 31, 2018.

•
The Company's efficiency ratio improved slightly to 65.97% for the quarter ended March 31, 2019, compared to 66.52% for the quarter ended December 31, 2018, and 67.06% for the quarter ended March 31, 2018.

•	Nonperforming loans held for investment to total loans held for investment was 0.79% at March 31, 2019, compared to 0.84% and 0.83% at December 31, 2018 and March 31, 2018, respectively.

•	The Company opened a new full service branch on April 1, 2019, in the Dallas/Fort Worth metroplex.
Results of Operations for the Three Months Ended March 31, 2019
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended March 31, 2019, was $42.0 million, reflecting a marginal decrease compared to the linked quarter partially due to the fact that the first quarter of 2019 had 90 days in the period compared to 92 days in the linked quarter of 2018. The daily average net interest income increase was 2.1% when comparing the quarter ended March 31, 2019, to the quarter ended December 31, 2018. Interest-bearing deposit expense increased by $1.5 million compared to the quarter ended December 31, 2018, driven primarily by increases in rates on interest-bearing deposits. With the 25 basis point increase in the overnight rate by the Federal Reserve in December 2018, the Company experienced pressure on deposit costs on new accounts primarily in its key metropolitan markets. Additionally, the deposit mix shifted slightly, as the Company's percentage of average noninterest-bearing deposits to total deposits decreased to 25.3% for the quarter ended March 31, 2019, compared to 26.9% for the quarter ended December 31, 2018. Average interest-bearing deposits increased by $146.3 million, or 5.4%, compared to the linked quarter, while average noninterest-bearing deposits decreased by $28.4 million, or 2.8%, compared to the same period. Interest income increased by $1.4 million, driven by increases in average balances of real estate and commercial and industrial loans, offset by a decrease in the average balance of mortgage warehouse lines of credit. The decrease in mortgage warehouse lines of credit was driven by seasonality along with a strategic exit of several customer relationships.
Net interest income increased $7.3 million, or 21.0%, compared to the quarter ended March 31, 2018, primarily due to increases of $11.7 million and $1.3 million in interest income earned on loans and investment securities, respectively. The increase in interest income earned on loans was primarily driven by increases in average balances and yields earned on the Company's commercial and industrial and commercial real estate loan portfolios. The increase in investment securities was driven primarily by increases in the average balance of investment securities, which increased by $188.2 million, or 60.6%, compared to the quarter ended March 31, 2018. The increase in net interest income was partially offset by higher costs of funding, mostly as a result of increases in market interest rates impacting deposit accounts, as well as an increase in the average balance of outstanding borrowings, which was primarily driven by a $250.0 million FHLB advance obtained in the third quarter of 2018 which was re-deployed into higher yielding interest-earning assets and replaced higher rate FHLB advances ("leverage transaction").
The rate paid on total interest-bearing liabilities for the quarter ended March 31, 2019, was 1.55%, representing an increase of 16 basis points and 58 basis points compared to the linked quarter and the quarter ended March 31, 2018, respectively. Additionally, average balances of total interest-bearing liabilities increased by $126.1 million and $448.5 million compared to the linked quarter and the quarter ended March 31, 2018, respectively. The primary driver of the increase in the average balance of interest-bearing liabilities compared to the linked quarter was an increase of public fund balances, which increased by $130.3 million, and seasonal deposit fluctuation typically experienced in the first quarter of each year. The primary drivers of the increase in average interest-bearing liabilities compared to the prior year quarter were increases in average FHLB borrowings of $260.5 million and average interest-bearing deposits of $177.0 million. The average rate paid on interest-bearing deposits was 1.48% for the quarter ended March 31, 2019, representing an increase of 17 basis points compared to the linked quarter and an increase of 58 basis points compared to the prior year quarter. The increase in average balances in borrowings in the current period compared to the quarter ended March 31, 2018, was largely due to our previously mentioned leverage transaction.
Noninterest Income
Noninterest income for the quarter ended March 31, 2019, was $11.6 million, an increase of $1.0 million, or 9.6%, from the linked quarter. The increase in noninterest income over the linked quarter was primarily driven by increases of $1.0 million and $318,000 in insurance commission and fee income and mortgage banking revenue, respectively. The increase in insurance commission and fee income was caused by typical seasonality of insurance revenue. The increase in mortgage banking revenue was driven by an increase in the value of our mortgage pipeline compared to the change in value of the pipeline during the linked quarter. The overall increase in noninterest income was partially offset by a decrease of $316,000 in other fee income, driven primarily by decreases in unused line of credit fee income and letter of credit fee income of $191,000 and $98,000, respectively.
Noninterest income for the quarter ended March 31, 2019, increased by $1.8 million, or 18.4%, compared to the quarter ended March 31, 2018. The increase was primarily driven by an increase of $1.4 million in insurance commission and fee income driven by our increased presence in north Louisiana after the RCF acquisition in July 2018.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2019, was $35.4 million, an increase of $358,000, or 1.0%, compared to the linked quarter. The increase was largely driven by an increase in salaries and employee benefit expenses of $1.3 million due primarily by increases in incentive compensation and medical insurance of $468,000 and $361,000, respectively. The increase in total noninterest expense was partially offset by a $553,000 decrease in advertising and marketing expenses due to a marketing campaign that ended in the fourth quarter of 2018.
Noninterest expense for the quarter ended March 31, 2019, increased by $5.5 million, or 18.5%, from the quarter ended March 31, 2018, driven primarily by increases of $4.4 million in salaries and employee benefits, $391,000 in net occupancy expenses and $239,000 in professional fees largely due to the addition of the Houston lift-out team, Dallas and Shreveport lending professionals and the RCF acquisition in July 2018. The increase in net occupancy expense was driven by locations acquired in the RCF acquisition, as well as our opening of a new banking center in the third quarter of 2018, and build-out related to a new branch that we expect to open in the second quarter of 2019.

Financial Condition
Loans
Total loans held for investment at March 31, 2019, were $3.84 billion, an increase of $49.2 million, or 1.3%, compared to $3.79 billion at December 31, 2018, and an increase of $592.4 million, or 18.2%, compared to $3.25 billion at March 31, 2018.
For the quarter ended March 31, 2019, average loans held for investment were $3.76 billion, an increase of $111.6 million, or 3.1%, from $3.65 billion for the linked quarter. This increase was driven by our continued efforts to pursue quality lending opportunities, and included increases of $117.8 million and $35.5 million in average total real estate and commercial and industrial loans, respectively. Average mortgage warehouse loans decreased $40.3 million, or 21.5%, to $147.5 million at March 31, 2019, from December 31, 2018, due to the seasonality of these loans and the strategic exit of certain customer relationships.
Compared to the quarter ended March 31, 2018, average loans held for investment increased by $575.3 million, or 18.1%. This increase included average growth of $285.6 million in commercial and industrial loans, and an almost equal increase in construction/land/land development and commercial real estate loans totaling $258.8 million.
Deposits
Total deposits at March 31, 2019, were $3.90 billion, an increase of $115.1 million, or 3.0%, compared to $3.78 billion at December 31, 2018, and an increase of $317.5 million, or 8.9%, compared to $3.58 billion, at March 31, 2018.
Average total deposits for the quarter ended March 31, 2019, increased by $117.9 million, or 3.2%, over the linked quarter, led by increases of $130.3 million and $34.4 million in average public fund deposits and average brokered deposits, respectively. The increases in public funds deposits are seasonal with amounts expected to slowly run off in the following two quarters. These increases were partially offset by a $28.3 million decline in average noninterest-bearing commercial deposits. Overall, average interest-bearing deposits increased by $146.3 million, or 5.4%, and average noninterest-bearing deposits decreased by $28.4 million, or 2.8% over the linked quarter.
Average deposits for the quarter ended March 31, 2019, increased by $285.0 million, or 8.0%, over the prior year quarter. Increases of $102.4 million, $95.1 million, and $92.7 million in average noninterest-bearing commercial deposits, average public fund deposits and average consumer time deposits, respectively, were offset by a decrease of $112.0 million in total money market business deposits, when comparing the year over year quarterly periods.
Borrowings
Average borrowings for the quarter ended March 31, 2019, decreased by $22.9 million, or 6.4%, over the quarter ended December 31, 2018, and increased by $260.5 million over the quarter ended March 31, 2018. The decrease in average borrowings in the first quarter of 2019 compared to the linked quarter was due to an increase in liquidity primarily from increased public fund deposits and increased deposit gathering activity. The increase in average borrowings in the current quarter compared to the quarter ended March 31, 2018, was driven by the previously mentioned $250.0 million leverage transaction that occurred in August 2018.
Stockholders' Equity
Stockholders' equity was $568.1 million at March 31, 2019, compared to $549.8 million and $462.8 million at December 31, 2018, and March 31, 2018, respectively. Net income of $14.2 million and other comprehensive income of $4.0 million for the three months ended March 31, 2019, was the primary driver of the increase in stockholders' equity compared to December 31, 2018.
The $105.3 million increase in stockholders' equity for the quarter ended March 31, 2019, when compared to the same quarter in 2018, was largely due to the completion of the Company's initial public offering in May 2018. In connection with the offering, the Company issued 3,045,426 shares and received net proceeds, before expenses, totaling $96.3 million, a portion of which was used to redeem all outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF at an aggregate redemption price of $49.1 million. Also, during the quarter ended June 30, 2018, all of the 901,644 shares of the Company's outstanding Series D preferred stock were converted into shares of its common stock, on a one-for-one basis. As a result, no shares of Series D preferred stock were outstanding at March 31, 2019. Net income for the four quarterly periods including the quarter ended March 31, 2019, totaling $52.4 million also contributed to the increase in stockholders' equity compared to March 31, 2018.

Credit Quality
The Company recorded provision expense of $1.0 million for the quarter ended March 31, 2019, compared to provision expense of $1.7 million for the linked quarter and a benefit for credit losses of $1.5 million for the quarter ended March 31, 2018. The decrease in provision expense from the linked quarter was due to an increase in loan recoveries which offset the amount of provision required to establish the required allowance for loan losses. During the quarter ended March 31, 2019, we had net recoveries of $552,000 compared to net charge offs of $3.4 million for the linked quarter. The release of provision in the quarter ended March 31, 2018, was due primarily to paydowns and improvement in certain collateral-dependent impaired loans. The reserve on impaired loans decreased by $3.1 million at March 31, 2019, compared to March 31, 2018.
At March 31, 2019, total nonperforming loans held for investment were $30.3 million, representing a decrease of $1.6 million, or 5.0%, from the linked quarter. Nonperforming loans held for investment increased by $3.2 million, or 12.0%, from $27.0 million at March 31, 2018, primarily due to downgrades associated with two commercial lending relationships.
Allowance for loan losses as a percentage of total loans held for investment was 0.93% at March 31, 2019, compared to 0.90% and 1.05% at December 31, 2018, and March 31, 2018, respectively. Allowance for loan losses as a percentage of nonperforming loans held for investment was 117.59% at March 31, 2019, compared to 107.37% and 126.37% at December 31, 2018, and March 31, 2018, respectively.
Conference Call
Origin will hold a conference call to discuss its first quarter 2019 results on Thursday, April 25, 2019, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk190425.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 42 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, and related transactions and other projections based on macroeconomic and industry trends, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include: deterioration of Origin's asset quality; changes in real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important deposit customer relationships; volatility and direction of market interest rates, which may increase funding costs or reduce interest-earning asset yields thus reducing margin; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Origin's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; and the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and any updates to those sections set forth in Origin's subsequent Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Financial Data

	At and for the three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$42,026	$42,061	$39,497	$37,170	$34,724
Provision (benefit) for credit losses	1,005	1,723	504	311	(1,524)
Noninterest income	11,604	10,588	10,237	10,615	9,800
Noninterest expense	35,381	35,023	34,344	32,012	29,857
Income before income tax expense	17,244	15,903	14,886	15,462	16,191
Income tax expense	3,089	2,725	2,568	2,760	2,784
Net income	$14,155	$13,178	$12,318	$12,702	$13,407
Basic earnings per common share	$0.60	$0.56	$0.52	$0.54	$0.60
Diluted earnings per common share	0.60	0.55	0.52	0.53	0.60
Dividends declared per common share	0.0325	0.0325	0.0325	0.0325	0.0325
Weighted average common shares outstanding - basic	23,569,576	23,519,778	23,493,065	22,107,489	19,459,278
Weighted average common shares outstanding - diluted	23,776,349	23,715,919	23,716,779	22,382,003	19,675,473

Balance sheet data
Total loans held for investment	$3,838,343	$3,789,105	$3,601,081	$3,372,096	$3,245,992
Total assets	4,872,201	4,821,576	4,667,564	4,371,792	4,214,899
Total deposits	3,898,248	3,783,138	3,727,158	3,672,097	3,580,738
Total stockholders' equity	568,122	549,779	531,919	519,356	462,824

Performance metrics and capital ratios
Yield on loans held for investment	5.28%	5.17%	5.00%	4.89%	4.73%
Yield on interest earnings assets	4.86	4.75	4.58	4.43	4.31
Rate on interest bearing deposits	1.48	1.31	1.16	1.01	0.90
Rate on total deposits	1.11	0.96	0.85	0.75	0.68
Net interest margin, fully tax equivalent	3.80	3.82	3.76	3.74	3.68
Return on average stockholders' equity (annualized)	10.25	9.66	9.15	9.94	11.82
Return on average assets (annualized)	1.18	1.10	1.08	1.17	1.30
Efficiency ratio (1)	65.97	66.52	69.06	66.99	67.06
Book value per common share	$23.92	$23.17	$22.52	$22.10	$20.36
Common equity tier 1 to risk-weighted assets (2)	12.05%	11.94%	11.79%	12.35%	9.64%
Tier 1 capital to risk-weighted assets (2)	12.26	12.16	12.01	12.58	11.59
Total capital to risk-weighted assets (2)	13.10	12.98	12.88	13.48	12.53
Tier 1 leverage ratio (2)	11.23	11.21	11.34	11.63	10.65
____________________________

(1)	Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

(2)	March 31, 2019, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Assets	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$66,312	$71,008	$60,716	$71,709	$52,989
Interest-bearing deposits in banks	44,928	45,670	59,721	97,865	194,268
Federal funds sold	—	—	20,000	—	—
Total cash and cash equivalents	111,240	116,678	140,437	169,574	247,257
Securities:
Available for sale	563,826	575,644	585,788	507,513	414,157
Held to maturity	19,033	19,169	19,602	19,731	19,860
Securities carried at fair value through income	11,510	11,361	11,273	11,413	11,723
Total securities	594,369	606,174	616,663	538,657	445,740
Non-marketable equity securities held in other financial institutions	42,314	42,149	39,283	25,005	22,995
Loans held for sale	42,265	52,210	50,658	62,072	48,988
Loans	3,838,343	3,789,105	3,601,081	3,372,096	3,245,992
Less: allowance for loan losses	35,578	34,203	35,727	34,151	34,132
Loans, net of allowance for loan losses	3,802,765	3,754,902	3,565,354	3,337,945	3,211,860
Premises and equipment, net	78,684	75,014	74,936	77,064	76,648
Mortgage servicing rights	23,407	25,114	26,163	25,738	25,999
Cash surrender value of bank-owned life insurance	32,888	32,706	32,487	28,326	28,185
Goodwill and other intangible assets, net	32,497	32,861	33,228	24,113	24,219
Accrued interest receivable and other assets	111,772	83,768	88,355	83,298	83,008
Total assets	$4,872,201	$4,821,576	$4,667,564	$4,371,792	$4,214,899
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$977,919	$951,015	$976,260	$950,080	$885,883
Interest-bearing deposits	2,101,706	2,027,720	1,985,757	1,995,798	2,071,626
Time deposits	818,623	804,403	765,141	726,219	623,229
Total deposits	3,898,248	3,783,138	3,727,158	3,672,097	3,580,738
FHLB advances and other borrowings	335,053	445,224	358,532	139,092	132,224
Junior subordinated debentures	9,651	9,644	9,637	9,631	9,625
Accrued expenses and other liabilities	61,127	33,791	40,318	31,616	29,488
Total liabilities	4,304,079	4,271,797	4,135,645	3,852,436	3,752,075
Commitments and contingencies	—	—	—	—	34,991
Stockholders' equity
Preferred stock - series SBLF	—	—	—	—	48,260
Preferred stock - series D	—	—	—	—	16,998
Common stock	118,730	118,633	118,106	117,520	97,626
Additional paid-in capital	242,579	242,041	240,832	238,260	146,201
Retained earnings	205,289	191,585	179,178	167,628	156,498
Accumulated other comprehensive income (loss)	1,524	(2,480)	(6,197)	(4,052)	(2,759)
	568,122	549,779	531,919	519,356	462,824
Less: Retirement Plan-owned shares	—	—	—	—	34,991
Total stockholders' equity	568,122	549,779	531,919	519,356	427,833
Total liabilities and stockholders' equity	$4,872,201	$4,821,576	$4,667,564	$4,371,792	$4,214,899

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$49,175	$47,819	$43,872	$40,219	$37,474
Investment securities-taxable	3,341	3,292	2,754	2,057	1,740
Investment securities-nontaxable	858	996	1,129	1,156	1,184
Interest and dividend income on assets held in other financial institutions	1,120	950	1,080	1,320	1,046
Federal funds sold	—	1	7	—	—
Total interest and dividend income	54,494	53,058	48,842	44,752	41,444
Interest expense
Interest-bearing deposits	10,497	8,980	7,891	6,820	5,980
FHLB advances and other borrowings	1,834	1,878	1,314	624	604
Subordinated debentures	137	139	140	138	136
Total interest expense	12,468	10,997	9,345	7,582	6,720
Net interest income	42,026	42,061	39,497	37,170	34,724
Provision (benefit) for credit losses	1,005	1,723	504	311	(1,524)
Net interest income after provision (benefit) for credit losses	41,021	40,338	38,993	36,859	36,248
Noninterest income
Service charges and fees	3,316	3,349	3,234	3,157	3,014
Mortgage banking revenue	2,606	2,288	2,621	2,317	2,394
Insurance commission and fee income	3,510	2,481	3,306	1,826	2,107
Loss on sales of securities, net	—	(8)	—	—	—
Gain (loss) on sales and disposals of other assets, net	3	(23)	(207)	121	(61)
Other fee income	276	592	364	403	452
Other income	1,893	1,909	919	2,791	1,894
Total noninterest income	11,604	10,588	10,237	10,615	9,800
Noninterest expense
Salaries and employee benefits	22,613	21,333	21,054	19,859	18,241
Occupancy and equipment, net	4,044	3,830	4,169	3,793	3,653
Data processing	1,587	1,839	1,523	1,347	1,473
Electronic banking	689	699	761	680	743
Communications	586	513	490	510	515
Advertising and marketing	798	1,351	1,245	1,022	657
Professional services	904	1,024	982	598	665
Regulatory assessments	711	666	411	660	720
Loan related expenses	669	810	718	798	713
Office and operations	1,481	1,516	1,499	1,588	1,278
Other expenses	1,299	1,442	1,492	1,157	1,199
Total noninterest expense	35,381	35,023	34,344	32,012	29,857
Income before income tax expense	17,244	15,903	14,886	15,462	16,191
Income tax expense	3,089	2,725	2,568	2,760	2,784
Net income	$14,155	$13,178	$12,318	$12,702	$13,407
Basic earnings per common share	$0.60	$0.56	$0.52	$0.54	$0.60
Diluted earnings per common share	0.60	0.55	0.52	0.53	0.60

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
Loans held for investment	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Loans secured by real estate:	(Dollars in thousands, unaudited)
Commercial real estate	$1,202,269	$1,228,402	$1,162,274	$1,091,581	$1,096,948
Construction/land/land development	488,167	429,660	406,249	380,869	340,684
Residential real estate	638,064	629,714	585,931	563,016	583,461
Total real estate	2,328,500	2,287,776	2,154,454	2,035,466	2,021,093
Commercial and industrial	1,287,300	1,272,566	1,193,035	1,046,488	1,012,760
Mortgage warehouse lines of credit	202,744	207,871	233,325	270,494	191,154
Consumer	19,799	20,892	20,267	19,648	20,985
Total loans held for investment	3,838,343	3,789,105	3,601,081	3,372,096	3,245,992
Less: Allowance for loan losses	35,578	34,203	35,727	34,151	34,132
Loans held for investment, net	$3,802,765	$3,754,902	$3,565,354	$3,337,945	$3,211,860

Nonperforming assets
Nonperforming loans held for investment
Commercial real estate	$8,622	$8,281	$8,851	$8,712	$8,851
Construction/land/land development	922	935	960	1,197	1,272
Residential real estate	5,196	6,668	7,220	7,713	7,226
Commercial and industrial	15,309	15,792	9,285	8,831	9,312
Consumer	206	180	238	340	349
Total nonperforming loans held for investment	30,255	31,856	26,554	26,793	27,010
Nonperforming loans held for sale	1,390	741	1,391	1,949	246
Total nonperforming loans	31,645	32,597	27,945	28,742	27,256
Repossessed assets	3,659	3,739	3,306	654	722
Total nonperforming assets	$35,304	$36,336	$31,251	$29,396	$27,978
Classified assets	$77,619	$82,914	$80,092	$87,289	$91,760

Allowance for loan losses
Balance at beginning of period	$34,203	$35,727	$34,151	$34,132	$37,083
Provision (benefit) for loan losses	823	1,886	1,113	140	(1,558)
Loans charged off	608	3,583	1,009	794	1,738
Loan recoveries	1,160	173	1,472	673	345
Net (recoveries) charge offs	(552)	3,410	(463)	121	1,393
Balance at end of period	$35,578	$34,203	$35,727	$34,151	$34,132

Credit quality ratios
Total nonperforming assets to total assets	0.72%	0.75%	0.67%	0.67%	0.66%
Total nonperforming loans to total loans	0.82	0.85	0.77	0.84	0.83
Nonperforming loans held for investment to loans held for investment	0.79	0.84	0.74	0.79	0.83
Allowance for loan losses to nonperforming loans held for investment	117.59	107.37	134.54	127.46	126.37
Allowance for loan losses to total loans held for investment	0.93	0.90	0.99	1.01	1.05
Net charge offs (recoveries) to total average loans held for investment (annualized)	(0.06)	0.37	(0.05)	0.01	0.18

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	March 31, 2019		December 31, 2018		March 31, 2018
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,214,682	5.17%	$1,176,837	5.07%	$1,085,597	4.69%
Construction/land/land development	457,175	5.74	407,120	5.55	327,472	4.87
Residential real estate	634,287	4.81	604,383	4.87	575,511	4.47
Commercial and industrial	1,287,461	5.35	1,251,969	5.22	1,001,894	4.77
Mortgage warehouse lines of credit	147,453	5.63	187,801	5.54	174,714	4.98
Consumer	20,482	6.83	21,809	6.76	21,054	6.45
Loans held for investment	3,761,540	5.28	3,649,919	5.17	3,186,242	4.73
Loans held for sale	17,687	4.05	22,168	4.70	27,082	4.08
Loans Receivable	3,779,227	5.28	3,672,087	5.17	3,213,324	4.73
Investment securities-taxable	498,733	2.68	499,489	2.64	310,519	2.24
Investment securities-nontaxable	101,794	3.37	113,183	3.52	132,660	3.57
Non-marketable equity securities held in other financial institutions	42,161	2.90	40,176	2.64	22,968	2.97
Interest-bearing balances due from banks	123,326	2.69	108,126	2.51	217,313	1.64
Total interest-earning assets	4,545,241	4.86	4,433,061	4.75	3,896,784	4.31
Noninterest-earning assets(1)	325,807		308,125		301,069
Total assets	$4,871,048		$4,741,186		$4,197,853

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,020,440	1.26%	$1,932,958	1.10%	$2,073,120	0.81%
Time deposits	848,629	2.03	789,816	1.81	618,994	1.19
Total interest-bearing deposits	2,869,069	1.48	2,722,774	1.31	2,692,114	0.90
Federal funds purchased	19	2.89	—	—	—	—
Borrowings	335,891	2.05	358,810	1.95	75,439	3.06
Securities sold under agreements to repurchase	39,757	1.39	37,075	1.23	28,713	0.47
Subordinated debentures	9,647	5.78	9,641	5.66	9,622	5.65
Total interest-bearing liabilities	3,254,383	1.55	3,128,300	1.39	2,805,888	0.97
Noninterest-bearing deposits	972,617		1,001,033		864,552
Other liabilities(1)	83,957		70,648		67,459
Total liabilities	4,310,957		4,199,981		3,737,899
Stockholders' Equity	560,091		541,205		459,954
Total liabilities and stockholders' equity	$4,871,048		$4,741,186		$4,197,853
Net interest spread		3.31%		3.36%		3.34%
Net interest margin		3.75%		3.76%		3.61%
Net interest income margin - (tax- equivalent)(2)		3.80%		3.82%		3.68%
____________________________

(1)
Includes Government National Mortgage Association ("GNMA") repurchase average balances of $30.1 million, $29.2 million and $32.0 million for the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.

(2)
In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.